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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
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j2 GLOBAL, INC.

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j2 Global, Inc.
6922 Hollywood Boulevard, Suite 500
Los Angeles, California 90028

Dear Stockholder:

We cordially invite you to attend the j2 Global, Inc. 2012 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 10, 2012, at 10:00 a.m. local time at the Renaissance Hollywood Hotel, 1755 N. Highland Avenue, Los Angeles, California 90028.

At the meeting, stockholders will vote on important matters. Please take the time to carefully read the proposals described in the attached proxy statement.

Thank you for your support of j2 Global, Inc.

Sincerely,

/s/ Richard S. Ressler

Richard S. Ressler
Chairman of the Board

This proxy statement and the accompanying proxy card are being mailed to j2 Global, Inc.’s stockholders beginning on or about April 6, 2012.

j2 Global, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 10, 2012

We will hold the 2012 Annual Meeting of Stockholders of j2 Global, Inc., a Delaware corporation, at the Renaissance Hollywood Hotel, 1755 N. Highland Avenue, Los Angeles, California 90028, on Thursday, May 10, 2012, at 10:00 a.m. local time, for the following purposes:

1.	To elect six directors to serve for the ensuing year and until their successors are duly elected and qualified;

2.	To ratify the appointment of SingerLewak LLP to serve as j2 Global’s independent auditors for fiscal 2012;

3.	To provide an advisory vote on the compensation of j2 Global’s named executive officers;

4.	To transact such other business as may properly come before the meeting and any adjournment(s) and postponement(s) thereof.

The foregoing items of business are more fully described in the proxy statement which is attached to, and made a part of, this notice.

The Board of Directors has fixed the close of business on March 20, 2012, as the record date for determining the stockholders entitled to receive notice of, and to vote at, the 2012 Annual Meeting of Stockholders and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

/s/ Jeffrey D. Adelman

Jeffrey D. Adelman
Vice President, General Counsel and Secretary

April 6, 2012
Los Angeles, California

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
PROPOSAL 1 — ELECTION OF DIRECTORS	4
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	7
PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	8
CORPORATE GOVERNANCE	9
MEETINGS AND COMMITTEES OF THE BOARD	10
DIRECTOR COMPENSATION	13
EXECUTIVE OFFICERS	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
EXECUTIVE COMPENSATION	19
COMPENSATION COMMITTEE REPORT	24
COMPENSATION RISK	25
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	25
AUDIT COMMITTEE REPORT	32
INFORMATION ABOUT j2 GLOBAL’S AUDITORS	33
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS	33
CERTAIN TRANSACTIONS	34
DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING	34
COST OF ANNUAL MEETING AND PROXY SOLICITATION	35
HOUSEHOLDING	35
OTHER MATTERS	35

i

j2 Global, Inc.
6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028

April 6, 2012

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

Who Is Soliciting My Vote?

The Board of Directors of j2 Global, Inc. (“j2 Global” or the “Company”) is soliciting your vote at the 2012 Annual Meeting of j2 Global’s stockholders (the “Annual Meeting”).

What Will I Be Voting On?

1.	A proposal to elect six members to the j2 Global Board of Directors (see page 4);

2.	A proposal to ratify the appointment of SingerLewak LLP (“SingerLewak”) to serve as j2 Global’s independent auditors for fiscal 2012 (see page 7); and

3.	A proposal to provide an advisory vote on the compensation of j2 Global’s named executive officers (see page 8).

How Many Votes Do I Have?

You will have one vote for every share of j2 Global common stock you owned at the close of business on March 20, 2012 (the “record date”).

How Many Votes Can Be Cast By All Stockholders?

46,366,531, which represents the total number of shares of j2 Global common stock that were outstanding and eligible to vote on the record date.

How Many Votes Must Be Present to Hold the Meeting?

A majority of the votes that can be cast, or 23,183,266 votes. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting.

What is the Required Vote to Approve Each Proposal?

For Proposal 1 – Election of Directors – the six nominees receiving the highest number of votes will be elected to the j2 Global Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast.

For Proposal 2 – Ratification of Selection of Independent Auditors – and Proposal 3 – Advisory Vote on the Compensation of  the Named Executive Officers – approval requires the affirmative vote of holders of a majority of shares of j2 Global common stock present or represented and entitled to vote at the Annual Meeting.

How Do I Vote?

If you are a stockholder of record, you can vote either in person at the Annual Meeting, by proxy without attending the Annual Meeting or as otherwise provided in this mailing. To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you own your j2 Global stock through a bank or broker, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet.

If you want to vote in person at the Annual Meeting and you hold your j2 Global stock through a bank or broker (that is, in street name), you must obtain a proxy from your bank or broker and bring that proxy to the Annual Meeting.

Can I Revoke My Proxy?

Yes. If you are a stockholder of record, just send in a new proxy card with a later date or send a written notice of revocation to j2 Global’s Secretary at 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028. If you own your j2 Global stock through a bank or broker, follow the instructions provided by your bank or broker. In addition, if you are a stockholder of record, attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used. Attendance at the Annual Meeting will not by itself revoke a proxy.

What If I Don’t Vote For a Matter Listed On My Proxy Card?

If you return a proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR ratification of the appointment of SingerLewak as j2 Global’s independent auditors, FOR approval of an advisory resolution approving the compensation paid to j2 Global’s named executive officers, and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

What If I Vote “Abstain”?

Abstentions are counted as votes present for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. An abstention has no effect on the outcome of Proposal 1 – Election of Directors. An abstention has the same effect as a vote against Proposal 2 – Ratification of Selection of Independent Auditors – and Proposal 3 – Advisory Vote on Compensation of the Named Executive Officers.

Can My Shares Be Voted If I Don’t Return My Proxy Card and Don’t Attend the Annual Meeting?

If you don’t vote your shares held in street name, your broker will not be able to vote your shares on certain matters scheduled to come before the Annual Meeting. If you want your vote to count in the election of directors, it is critical that you cast your vote on Proposal 1 – Election of Directors. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf as it felt appropriate. Recent changes in regulation take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. In addition, your broker is not permitted to vote your uninstructed shares on Proposal 3 – Advisory Vote on Compensation of the Named Executive Officers. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, or the approval, on an advisory basis, of compensation of the named executive officers, no votes will be cast on your behalf. Your broker will, however, continue to have discretion to vote any uninstructed shares on Proposal 2 – Ratification of Selection of Independent Auditors.

If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don’t give your broker instructions on how to vote your shares, or your broker has such discretion but does not exercise it, the votes will be broker non-votes, which will be counted for purposes of determining whether a quorum is present for transaction of business at the Annual Meeting. Broker non-votes will have no effect on the vote for Proposal 1 – Election of Directors, Proposal 2 – Ratification of Selection of Independent Auditors or Proposal 3 – Advisory Vote on Compensation of the Named Executive Officers.

If you are the owner of record, and you don’t vote your shares held in your name, your shares will not be counted as present for purposes of determining whether a quorum exists for transaction of business at the Annual Meeting, and no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

What Happens if the Meeting is Postponed or Adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who Can I Contact if I Have Questions Concerning the Annual Meeting?

If you have any further questions about voting your shares or attending the Annual Meeting, or wish to obtain directions to the Annual Meeting, please call or email j2 Global’s Investor Relations Department at 323-657-5371 or investor@j2global.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2012

This proxy statement and j2 Global’s Annual Report are available on the Investor Relations section of j2 Global’s website at http://investor.j2global.com/sec.cfm.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

A Board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed on the proxy card, the proxy holders will vote the proxies received by them for j2 Global’s six nominees named below, each of whom is currently a director of j2 Global. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, neither of which is expected to occur, the proxies will be voted for such nominee as shall be designated by the current j2 Global Board of Directors to fill the vacancy.

The Corporate Governance and Nominating Committee and John F. Rieley mutually agreed that Mr. Rieley would not be nominated for re-election to the j2 Global Board of Directors.  Mr. Rieley, a co-founder of the Company, has served as a director of j2 Global since 1995.

Vote Required

Each share of j2 Global common stock may vote for up to six director-nominees. Votes may not be cumulated. If a quorum is present, the six nominees receiving the highest number of votes will be elected to the j2 Global Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast.

The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been duly elected and qualified.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees

The names of the nominees, their ages at the record date and certain other information about them are set forth below:

Name	Age	Principal Occupation	Director Since
Richard S. Ressler(4)	53	President of Orchard Capital Corporation	1997
Douglas Y. Bech(2)(3)	66	Chairman and CEO of Raintree Resorts International	2000
Robert J. Cresci(1)(2)(4)	68	Managing Director of Pecks Management Partners Ltd.	1998
W. Brian Kretzmer(1)(3)	58	Private Investor	2007
Stephen Ross(1)(5)	64	Senior Vice President – Recreational Enterprises of Warner Bros Entertainment, Inc.	2007
Michael P. Schulhof(2)(3)(4)	69	Managing Partner of GTI Capital Group	1997
________________

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Corporate Governance and Nominating Committee

(4)	Member of the Executive Committee

(5)	Member of the Investor Relations Committee

There are no family relationships among any of the directors or executive officers of j2 Global.

Director Backgrounds and Qualifications

The following paragraphs provide information as of the date of this proxy statement about each director nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. Also included is a brief discussion of the specific experience, qualifications, attributes and skills of each nominee that led our Board of Directors to the conclusion that the nominee should serve as a director. In addition to the specifically noted criteria, j2 Global believes that each nominee has a reputation for integrity and honesty and has demonstrated business acumen and an ability to exercise sound judgment.

Richard S. Ressler has been Chairman of the Board of Directors and a director of j2 Global since 1997, and served as j2 Global’s Chief Executive Officer from 1997 to 2000, serving in each of these capacities pursuant to a consulting agreement between j2 Global and Orchard Capital Corporation (“Orchard Capital”). Mr. Ressler is the founder and President of Orchard Capital, a firm that provides investment capital and advice to companies (including j2 Global) in which Orchard Capital or its affiliates invest. He has been President of Orchard Capital since 1994. Mr. Ressler is a Co-Founder and Principal of CIM Group, Inc., a real estate investment and management company. He is a Co-Founder and Chairman of Orchard First Source Asset Management, LLC, a debt investment and management company. Mr. Ressler also serves as a board member for various private companies. Mr. Ressler’s extensive experience with, and knowledge of, business management and finance are invaluable to our Board’s discussions.

Douglas Y. Bech has served as a director of j2 Global since November 2000. From August 1988 through November 2000, he served as a director of eFax.com, a company j2 Global acquired in November 2000. Since August 1997, Mr. Bech has served as Chairman and Chief Executive Officer of Raintree Resorts International, a company that owns and operates vacation ownership resorts throughout North America. Mr. Bech practiced securities and corporate finance law from 1970 until 1997. He has served on the board of Frontier Oil Corporation since 1993, which merged with Holly Corporation in July 2011 and is now Hollyfrontier Corporation, and is currently the lead independent director of Hollyfrontier. Mr. Bech’s previous work as a securities and corporate finance lawyer, as a director of another public company and his current experience as a chief executive officer of a private enterprise engaged in marketing, management and consumer finance in three different countries provide expertise on corporate governance and a unique perspective to the Board.

Robert J. Cresci has been a director of j2 Global since 1998. Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since 1990. He currently serves on the board of Luminex Corporation. Mr. Cresci previously served on the board of Continucare Corporation until 2011 and the board of Sepracor, Inc. until 2009. Mr. Cresci’s extensive knowledge of investment management and accounting from his experience with Pecks Management Partners and his experience serving on other public company boards of directors have proven invaluable to our Board’s discussions regarding investment strategies, accounting issues and public company matters.

W. Brian Kretzmer was elected to j2 Global’s Board of Directors in July 2007. He is currently an investor in several private firms where he serves in multiple capacities. From 1999 to 2006, Mr. Kretzmer was Chief Executive Officer of MAI Systems Corporation (which operated principally through its subsidiary Hotel Information Systems), a provider of enterprise management solutions for lodging organizations. He also served as Chief Financial Officer of MAI Systems Corporation from 1999 to 2000. Mr. Kretzmer’s experience with MAI Systems Corporation provides the Board a valuable operational and financial perspective and accounting expertise.

Stephen Ross was elected to j2 Global’s Board of Directors in July 2007. From 1989 to the present, he has served in various positions with Warner Bros Entertainment, Inc. He is currently Senior Vice President – Recreational Enterprises. Until 2009, Mr. Ross also served as a director of Grill Concepts, Inc., a restaurant company. Mr. Ross’ more than 20 years of broad experience with one of the world’s premiere entertainment companies provides the Board a unique perspective.

Michael P. Schulhof has been a director of j2 Global since 1997. Mr. Schulhof is a managing partner of GTI Capital Group, a New York and India based firm that specializes in private equity investments, as well as advisory services in the aerospace, healthcare, energy and media sectors. From 1993 to 1996, he was President and Chief Executive Officer of Sony Corporation of America. Mr. Schulhof is a member of the Board of Directors of CASA (the National Center on Addiction and Substance Abuse) at Columbia University, a member of the Board of Trustees of the Solomon R. Guggenheim Foundation, an Honorary Trustee of the Brookings Institution and an Honorary Director of the American Hospital of Paris Foundation. Mr. Schulhof’s extensive experience with global business operations and finance, together with his leadership roles with major educational, charitable and arts institutions, brings the Board a diverse and valuable perspective.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

General

The Audit Committee of the Board of Directors has selected SingerLewak as independent auditors for j2 Global for the fiscal year ending December 31, 2012. SingerLewak has served as j2 Global’s independent auditors since March 2007. Notwithstanding the ratification of SingerLewak as j2 Global’s independent auditors, the Audit Committee, in its discretion, may direct appointment of new independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interests of j2 Global and its stockholders. In addition, if the stockholders do not ratify the appointment of SingerLewak, the Audit Committee will consider the appointment of other independent auditors, but is not required to do so. Representatives of SingerLewak are expected to be present at the Annual Meeting and available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they wish to do so.

Vote Required

Ratification of SingerLewak as j2 Global’s auditors for the fiscal year ending December 31, 2012, requires the affirmative vote of the holders of a majority of shares of j2 Global common stock present or represented and entitled to vote at the Annual Meeting.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 – RATIFICATION OF SELECTION OF SINGERLEWAK AS j2 GLOBAL’S INDEPENDENT AUDITORS.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF
THE NAMED EXECUTIVE OFFICERS

j2 Global is seeking approval of an advisory resolution on its compensation of the named executive officers, as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured j2 Global’s executive compensation program to link compensation to continuous improvements in corporate performance and increase in stockholder value. j2 Global’s executive compensation program goals include the following:

•
to establish pay levels that attract, retain and motivate highly qualified executive officers, while considering the overall market competitiveness for such executive talent and balancing the relationship between total stockholder return and direct compensation;

•	to align executive officer remuneration with the interests of the stockholders;

•	to recognize superior individual performance;

•
to balance base and incentive compensation to complement j2 Global’s annual and longer-term business objectives and strategies and encourage the fulfillment of those objectives and strategies through executive officer performance; and

•	to provide compensation opportunities based on j2 Global’s performance.

j2 Global urges stockholders to read the “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement, which describes in more detail how j2 Global’s executive compensation policies and procedures operate and are designed to achieve its compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 26 through 31, which provide detailed information on the compensation of j2 Global’s named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving j2 Global’s goals, and that the compensation of the named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), j2 Global is asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of j2 Global, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation program.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 – APPROVAL OF THE ADVISORY RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

j2 Global’s Board of Directors has adopted Corporate Governance Principles and a Code of Business Conduct and Ethics (the “Code”), which are both posted, along with the charters for the Audit, Compensation, Corporate Governance and Nominating and Investor Relations Committees, in the corporate governance section of j2 Global’s website at http://investor.j2global.com/documents.cfm.

Corporate Governance Principles

j2 Global’s Corporate Governance Principles provide guidelines that govern the qualifications and conduct of the Board of Directors. The Corporate Governance Principles are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance listing requirements applicable to companies whose securities are listed on the Nasdaq Global Select Market (the “Nasdaq listing standards”). The Corporate Governance Principles address, among other things:

•
the independence and other qualifications of members of the j2 Global Board of Directors and its committees. The Corporate Governance Principles provide that a majority of the directors, and all members of the Audit, Compensation and Corporate Governance and Nominating Committees, shall be independent of j2 Global and its management;

•	the functions of the Board of Directors in relation to oversight of j2 Global;

•	the selection, evaluation and approval of compensation of j2 Global’s executive officers;

•	the organization and basic function of committees of the Board of Directors; and

•	the authority of the Board of Directors and committees to engage outside advisors.

Code of Business Conduct and Ethics

j2 Global’s Code of Business Conduct and Ethics applies to all directors, officers and employees of j2 Global, including j2 Global’s Chief Executive Officer, President, Chief Financial Officer and Vice President, General Counsel & Secretary. The Code embodies j2 Global’s commitment to conduct its business in accordance with all applicable laws, rules and regulations, and the highest ethical standards. The Code is posted on the corporate governance page of j2 Global’s website, and can be accessed at http://investor.j2global.com/documents.cfm.

Board Leadership

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the different responsibilities fulfilled by the Chief Executive Officer and the Chairman of the Board at j2 Global. The Chief Executive Officer is responsible for setting the strategic direction for j2 Global and for the day-to-day leadership and performance of j2 Global, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors.

Director Independence

Douglas Y. Bech, Robert J. Cresci, W. Brian Kretzmer, Stephen Ross and Michael P. Schulhof are independent directors, as defined in the Nasdaq listing standards and as determined by j2 Global’s Board of Directors.

In July 2010, Congress adopted the Dodd Frank Wall Street Reform and Consumer Protection Act. As part of this legislation, Congress has commissioned the Securities and Exchange Commission (“SEC”) to issue rules requiring that members of the Compensation Committees of the Board of Directors of publicly listed companies be independent. The SEC has not yet adopted such rules. Upon their adoption, the Company will review the independence criteria promulgated by the SEC to ensure that the members of its Compensation Committee meet any new independence requirements.

Communications with the Board of Directors and the Audit Committee

The Board of Directors welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Interested parties may also submit complaints regarding accounting, internal accounting controls or auditing matters to j2 Global’s Audit Committee. Stockholders may send written communications to the entire Board of Directors, to the Audit Committee or to individual members, addressing them to j2 Global Communications, Inc., 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028, Attention: Corporate Secretary. Communications by e-mail should be addressed to investor@j2global.com and marked “Attention: Corporate Secretary” in the “Subject” field.

The Board of Directors has instructed the Secretary to review all communications so received (via e-mail or otherwise), and to exercise his discretion not to forward to members of the Board of Directors correspondence that is inappropriate, such as business solicitations, frivolous communications, advertising, routine business matters (i.e., business inquiries, complaints or suggestions) and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the Board of Directors.

Risk Management

The Board of Directors plays an active role, as a whole and also at the committee level, in overseeing management of j2 Global’s risks and strategic direction. The Board of Directors regularly reviews information regarding j2 Global’s liquidity and operations, as well as the risks associated with each. j2 Global’s Compensation Committee is responsible for overseeing the management of risks relating to j2 Global’s executive compensation plans and arrangements. The Audit Committee oversees the process by which j2 Global’s senior management and the relevant departments assess and manage j2 Global’s exposure to, and management of, financial risks. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Investor Relations Committee oversees management of risks associated with dissemination of information relating to j2 Global to the public. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings and Attendance at Annual Meeting

The Board of Directors of j2 Global held a total of ten meetings during 2011 and also conducted business by written consent. During 2011, each director, except Mr. Rieley, attended at least seventy-five percent (75%) of all of the meetings of the Board of Directors and the committees of which he was a member. Mr. Rieley missed several meetings as a result of a prolonged illness. j2 Global encourages, but does not require, members of the Board of Directors to attend annual stockholder meetings. Five of j2 Global’s seven directors attended j2 Global’s 2011 Annual Meeting of Stockholders.

Executive Sessions

In accordance with j2 Global’s Corporate Governance Principles, executive sessions of non-management directors are held at least twice a year. The sessions are scheduled and chaired by the Chairman of the Audit Committee. Any non-management director can request that an additional executive session be scheduled.

Board Committees

The Board of Directors has established five standing committees: Audit, Compensation, Corporate Governance and Nominating, Executive and Investor Relations. The Audit, Compensation and Corporate Governance and Nominating Committees are composed solely of independent directors as defined in the Nasdaq listing standards and determined by the Board of Directors. The charters of the Audit, Compensation, Corporate Governance and Nominating, and Investor Relations Committees are each posted on the corporate governance portion of j2 Global’s website at http://investor.j2global.com/documents.cfm.

Audit Committee

The Audit Committee currently consists of Messrs. Kretzmer, Ross and Cresci, who is the Chairman of the Committee. The Audit Committee is comprised solely of directors who meet all the independence standards for audit committee members as set forth in SOX, the rules of the SEC adopted pursuant to SOX and the Nasdaq listing standards. The Board of Directors has determined that Mr. Cresci is an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to SOX and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the Nasdaq listing standards. The Board of Directors has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Audit Committee is responsible for, among other things, retaining and overseeing j2 Global’s independent auditors, approving the services performed by them and reviewing j2 Global’s financial reports and reporting process, accounting principles and its system of internal accounting controls. The Audit Committee held six meetings in 2011. See the “Audit Committee Report” below.

Compensation Committee

The Compensation Committee currently consists of Messrs. Bech, Cresci and Schulhof, who is the Chairman of the Committee. The Compensation Committee is responsible for, among other things:

•	administering j2 Global’s compensation programs, including its stock-based compensation plans;

•
reviewing the performance of j2 Global’s executives and recommending to the Board of Directors, for approval by a majority of independent directors, goals and objectives, as well as compensation (including, salary, bonus and equity grants) for j2 Global’s executives;

•	periodically evaluating compensation paid to non-management members of the Board of Directors, including monitoring the competitiveness and composition of director compensation;

•	recommending to the Board of Directors changes to j2 Global’s compensation policies and benefits programs; and

•	otherwise seeking to ensure that j2 Global’s compensation philosophy is consistent with j2 Global’s best interests and is properly implemented.

The Compensation Committee also has the authority to retain and terminate compensation consultants.  The Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant for fiscal 2011, to provide information to the Compensation Committee related to compensation of our executive management team and non-employee directors.

The Compensation Committee’s charter does not provide for the delegation of the Compensation Committee’s responsibilities. The Compensation Committee held seven meetings in 2011. See the “Compensation Committee Report” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Messrs. Kretzmer, Schulhof and Bech, who is the Chairman of the Committee. The Corporate Governance and Nominating Committee is responsible for, among other things:

•
identifying, evaluating and nominating qualified individuals to become director nominees at j2 Global’s annual meetings of stockholders or to fill vacancies occurring between annual meetings of stockholders;

•	recommending members of the Board of Directors for nomination to, or to fill vacancies on, the standing committees of the Board of Directors;

•	developing and recommending to the Board of Directors standards for addressing conflicts of interest;

•	developing, recommending to the Board of Directors and reviewing j2 Global’s Corporate Governance Principles; and

•	evaluating the performance of the Board of Directors and its committees.

The Corporate Governance and Nominating Committee has not established specific minimum age, education, experience or skill requirements for potential director nominees. In selecting director nominees, the Corporate Governance and Nominating Committee takes into consideration various factors to find candidates that will be able to represent the interests of the stockholders, including judgment, skill, diversity, integrity, educational background, experience with businesses and other organizations of a comparable size, the interplay of the candidate’s experience with that of the other members of the Board of Directors and the extent to which a candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors. Although the Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity, in accordance with the Company’s Corporate Governance Principles, the Corporate Governance and Nominating Committee endeavors to seek nominees representing diverse experience in policy-making positions in business and technology, and in areas that are relevant to the Company’s global activities. The Corporate Governance and Nominating Committee evaluates the diversity in experience of its directors annually in recommending the slate of nominees to the full Board of Directors, and j2 Global believes that the current Board of Directors reflects the diversity of experience it seeks.

The Corporate Governance and Nominating Committee may consider candidates proposed by management or by stockholders, but is not limited to such candidates. The Corporate Governance and Nominating Committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by other sources. j2 Global sets forth its policy with regard to the consideration of any director candidates recommended by stockholders in its Bylaws. See “Deadline for Submitting Stockholder Proposals and Director Nominations for the Next Annual Meeting” for more information regarding the procedures for the consideration of any director candidates recommended by stockholders.

The Corporate Governance and Nominating Committee held four meetings in 2011.

Executive Committee

The Executive Committee currently consists of Messrs. Cresci, Schulhof and Ressler, who is the Chairman of the Committee. The Executive Committee may take certain action permitted by law and j2 Global’s Bylaws in the intervals between meetings of the full Board of Directors. Although the Executive Committee held no formal meetings during 2011, the Committee advised the Board of Directors on various issues delegated to it throughout the year.

Investor Relations Committee

The Investor Relations Committee currently consists of Messrs. Ross and Rieley, who is the Chairman of the Committee. The Investor Relations Committee is responsible for, among other things, monitoring and assisting management with the strategic direction and overall status of j2 Global’s investor relations and public relations programs and associated activities, including assistance with development of global investor relations and public relations strategies. The Investor Relations Committee held no formal meetings in 2011, but conducted regular informal meetings with senior management regarding material investor and public relations matters.

DIRECTOR COMPENSATION

During fiscal 2011, each director, except Richard S. Ressler, received an annual retainer of $50,000. In addition to the annual retainer, the Chairman of each of the Audit, Compensation, Corporate Governance and Nominating, and Investor Relations Committees received $10,000 for fiscal 2011.  Mr. Ressler is separately compensated for his services as Chairman of the Board of Directors pursuant to a consulting agreement between j2 Global and Orchard Capital, a company controlled by Mr. Ressler. Under this consulting arrangement, which runs for consecutive six-month terms, Orchard Capital receives compensation of $23,000 per month. The agreement is terminable by either party by written notice delivered at least 30 days prior to commencement of the next six-month term.

At the first scheduled Compensation Committee and Board of Directors meeting following the 2011 Annual Meeting of stockholders, each director received: (i) options to purchase shares of the Company’s common stock with a fair market value under the Black-Scholes model of $200,000 on the date of grant; and (ii) restricted shares of the Company’s common stock with a fair market value under the Black Scholes model of $200,000 on the date of grant.

In March 2012, the Compensation Committee recommended and the Board of Directors approved revising the annual director compensation package (the “Revised Director Plan”). Under the Revised Director Plan, each director, except Richard S. Ressler, will receive an annual retainer of $60,000. In addition to the annual retainer, the Chairman of the Audit Committee will receive $20,000 per annum and the Chairmen of the Compensation Committee and Corporate Governance and Nominating Committee will each receive an additional $15,000 per annum. The Revised Director Plan also provides for each director to receive, on the date of each annual meeting of stockholders, restricted shares of the Company’s common stock with a fair market value under the Black Scholes model of $180,000 on the date of grant. The foregoing restricted shares would wholly vest on April 30th of the year following the grant.

The following table contains information with respect to the compensation of j2 Global’s directors for the fiscal year ended December 31, 2011.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Richard S. Ressler	$276,000	(1)	$199,981	$199,998	–	–	–		$675,979

Douglas Y. Bech	$60,000		$199,981	$199,998	–	–	–		$459,979

Robert J. Cresci	$60,000		$199,981	$199,998	–	–	–		$459,979

W. Brian Kretzmer	$50,000		$199,981	$199,998	–	–	–		$449,979

John F. Rieley	$60,000		$199,981	$199,998	–	–	$60,000	(5)	$519,979

Stephen Ross	$50,000		$199,981	$199,998	–	–	–		$449,979

Michael P. Schulhof	$60,000		$199,981	$199,998	–	–	–		$459,979
________________

(1)
Payments to Mr. Ressler are made pursuant to a consulting agreement between j2 Global and Orchard Capital, a company controlled by Mr. Ressler. See “Certain Transactions – Consulting Agreements” for a more detailed description of this arrangement.

(2)
These amounts represent the grant date fair value under FASB ASC Topic No. 718, Compensation – Stock Compensation (“ASC 718”) for restricted stock awards and stock options granted in 2011, and, for option grants, were also calculated in accordance with FASB ASC Topic No. 505, Equity. The ASC 718 value as of the grant date for stock awards and stock options is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the ASC 718 amount will ever be realized. Assumptions used in the calculation of these amounts for awards granted in 2011 are included in Note 11, “Stock Options and Employee Stock Purchase Plan” to the audited financial statements for the fiscal year ended December 31, 2011, included in j2 Global’s Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(3)
Messrs. Ressler, Bech, Cresci, Rieley and Schulhof each had restricted stock awards totaling 25,124 shares of j2 Global common stock outstanding at fiscal year end, and Messrs. Kretzmer and Ross had restricted stock awards totaling 27,524 shares of j2 Global common stock outstanding at fiscal year end.

(4)
The directors had the following outstanding stock options at fiscal year end: Mr. Ressler: 291,857; Mr. Bech: 81,857; Mr. Cresci: 291,857; Mr. Kretzmer: 105,857; Mr. Rieley: 57,860; Mr. Ross: 105,857; and Mr. Schulhof: 69,409.

(5)	This amount represents consulting fees earned in 2011 for public relations services. See “Certain Transactions – Consulting Agreements” for a more detailed description of this arrangement.

EXECUTIVE OFFICERS

The following sets forth certain information regarding j2 Global’s executive officers (ages are as of the record date):

Nehemia Zucker, 55, became j2 Global’s Chief Executive Officer in May 2008. From August 2005 to May 2008, Mr. Zucker was Co-President and Chief Operating Officer.  From April to August 2005, he served as Co-President, and from May 2003 to August 2005, he served as Chief Marketing Officer. From December 2000 to May 2003, Mr. Zucker served as Chief Marketing Officer and Chief Financial Officer, and from 1996 to December 2000, he served as Chief Financial Officer. Prior to joining j2 Global in 1996, Mr. Zucker was Chief Operations Manager of Motorola’s EMBARC division, which packaged CNBC and ESPN for distribution to paging and wireless networks. From 1980 to 1996, he held various positions in finance, operations and marketing at Motorola in the United States and abroad.

R. Scott Turicchi, 48, became j2 Global’s President in May 2008. From June 2007 until May 2008, Mr. Turicchi was Co-President. From August 2005 until June 2007, he was Co-President and Chief Financial Officer. From May 2003 to August 2005, Mr. Turicchi served as j2 Global’s Chief Financial Officer, and from March 2000 through May 2003, he served as j2 Global’s Executive Vice President, Corporate Development. Mr. Turicchi served as a member of j2 Global’s Board of Directors from 1998 through 2000. From 1990 to 2000, he was with Donaldson, Lufkin & Jenrette Securities Corporation’s investment banking department, holding various positions, including Managing Director. Mr. Turicchi is a member of the Board of Directors of Greenhills Software, Inc., a privately held company that develops real-time operating systems. He is also Vice Chairman of the Board of Governors of Thomas Aquinas College, Vice Chairman of the Council for Institutional Advancement for the Pontifical North American College and a Governor of Legatus International.

Jeffrey D. Adelman, 45, has been j2 Global’s Vice President, General Counsel and Secretary since September 2000. Prior to joining j2 Global, Mr. Adelman practiced corporate, securities and mergers and acquisition law with the Detroit law firm of Miller, Canfield, Paddock & Stone, PLC. Mr. Adelman is a member of the state bars of California and Michigan. He also serves on the Board of Directors of Presbia Holdings, a developer and marketer of advanced ophthalmologic technology.

Kathleen M. Griggs, 57, was appointed as Chief Financial Officer of j2 Global effective June 1, 2007. From November 2004 until joining j2 Global, she served as a financial consultant to various companies. From July 2003 to November 2004, Ms. Griggs served as Chief Financial Officer of SonicWall, Inc., a publicly held Internet security system manufacturer. From March 2000 until July 2003, she was Executive Vice President and Chief Financial Officer of QAD, Inc., a publicly held provider of enterprise resource planning software. Prior to 2000, Ms. Griggs served as Chief Financial Officer for various companies, including Borland Software Corporation and Softbank Content Services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information Regarding Beneficial Ownership of Principal Stockholders

The following table contains information regarding the beneficial ownership of j2 Global common stock by the stockholders j2 Global knows to beneficially own more than five percent of j2 Global’s outstanding shares of common stock. The percentage of ownership is calculated using the number of outstanding shares on March 20, 2012.

Name	Number of Shares Beneficially Owned(1)	Approximate Percentage
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	6,256,684(2)	13.49%

Macquarie Group Limited No. 1 Martin Place Sydney, New South Wales, Australia	5,029,765(3)	10.85%

BlackRock Inc. 40 East 52nd Street New York, NY 10022	3,916,147(4)	8.45%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,525,841(5)	5.45%

________________

(1)	As of March 20, 2012, 46,366,531 shares of j2 Global common stock were outstanding.

(2)
Based solely on information set forth in the stockholder’s Schedule 13G/A filed with the SEC on February 14, 2012. According to the Schedule 13G/A, FMR LLC has sole voting power over 268,677 shares and sole dispositive power over 6,256,684 shares of j2 Global common stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 5,988,410 shares of j2 Global common stock. The ownership of Fidelity Low-Priced Stock Fund, an investment company, amounted to 3,780,000 shares of j2 Global common stock. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity Management & Research Company and the funds, each has sole power to dispose of the 5,988,410 shares owned by the funds. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 268,274 shares of j2 Global common stock. Edward C. Johnson 3rd  and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 268,274  shares and sole voting power over 268,274 shares of j2 Global common stock owned by institutional accounts managed by Pyramis Global Advisors Trust Company.

(3)
Based solely on information set forth in the stockholder’s Schedule 13G/A filed with the SEC on February 10, 2012. According to the Schedule 13G/A, Macquarie Group Limited has sole voting and sole dispositive power over 5,029,765 shares of j2 Global common stock. Macquarie Bank Limited, which is owned by Macquarie Group Limited, has sole voting and sole dispositive power over 13,500 shares of j2 Global common stock. Delaware Management Holdings Inc. and Delaware Management Business Trust, which are both owned by Macquarie Group Limited, each have sole voting and sole dispositive power over 5,016,265 shares of j2 Global common stock.

(4)
Based solely on information set forth in the stockholder’s Schedule 13G/A filed with the SEC on February 10, 2012. BlackRock made this filing on behalf of itself and various BlackRock- related entities. According to the Schedule 13G/A, Blackrock has sole voting and sole dispositive power over all 3,916,147 shares of j2 Global common stock.

(5)
Based solely on information set forth in the stockholder’s Schedule 13G filed with the SEC on February 8, 2012. According to the Schedule 13G, The Vanguard Group, Inc. has sole voting power and shared dispositive power over 63,882 shares of j2 Global Common stock. The Vanguard Group, Inc. has sole dispositive power over 2,461,959 shares of j2 Global common stock. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 63,882 shares of j2 Global common stock and has sole voting power of these shares.

Information Regarding Beneficial Ownership of Management

The following table sets forth certain information that has been provided to j2 Global with respect to beneficial ownership of shares of j2 Global common stock as of March 20, 2012 by: (i) each director and nominee for director of j2 Global, (ii) each of the named executive officers of j2 Global and (iii) all directors and executive officers of j2 Global as a group:

Name(1)	Number of Shares Beneficially Owned(2)		Approximate Percentage
Richard S. Ressler	1,925,805	(3)	4.13%
Douglas Y. Bech	220,790	(4)	*
Robert J. Cresci	308,322	(5)	*
W. Brian Kretzmer	69,496	(6)	*
John F. Rieley	72,325	(7)	*
Stephen Ross	105,522	(8)	*
Michael P. Schulhof	54,763	(9)	*
Nehemia Zucker	172,684	(10)	*
R. Scott Turicchi	464,805	(11)	1.00%
Jeffrey D. Adelman	45,832	(12)	*
Kathleen M. Griggs	113,249	(13)	*
All directors and executive officers as a group (11 persons)	3,553,593	(14)	7.52%
________________

* Less than 1%

(1)	The address for all executive officers, directors and director nominees is c/o j2 Global, Inc., 6922 Hollywood Blvd., Suite 500, Los Angeles, California 90028.
(2)	As of March 20, 2012, 46,366,531 shares of j2 Global common stock were outstanding.
(3)
Consists of 1,670,036 shares of j2 Global common stock, including 25,124 shares of unvested restricted stock and options to acquire 255,769 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(4)
Consists of 175,021 shares of j2 Global common stock, including 25,124 shares of unvested restricted stock owned by Douglas Y. Bech, 5,026 shares of j2 Global common stock owned by the AYBech Trust of 1984 and 5,026 shares of j2 Global common stock owned by the KEBech Trust of 1984, and options to acquire 45,769 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting. Mr. Bech is the trustee of the AYBech Trust of 1984 and of the KEBech Trust of 1984 but has disclaimed beneficial ownership of any shares of j2 Global common stock in which he has no pecuniary interest.

(5)
Consists of 52,553 shares of j2 Global common stock, including 25,124 shares of unvested restricted stock, and options to acquire 255,769 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(6)
Consists of 28,524 shares of j2 Global common stock, including 27,524 shares of unvested restricted stock, and options to acquire 40,972 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(7)
Consists of 50,553 shares of j2 Global common stock, including 25,124 shares of unvested restricted stock, and options to acquire 21,772 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(8)
Consists of 40,553 shares of j2 Global common stock, including 27,524 shares of unvested restricted stock, and options to acquire 64,969 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(9)
Consists of 32,991 shares of j2 Global common stock, including 25,124 shares of unvested restricted stock, and options to acquire 21,772 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(10)
Consists of 129,684 shares of j2 Global common stock, including 86,750 shares of unvested restricted stock, and options to acquire 43,000 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(11)
Consists of 435,205 shares of j2 Global common stock, including 56,200 shares of unvested restricted stock, and options to acquire 29,600 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(12)
Consists of 30,032 shares of j2 Global common stock, including 24,550 shares of unvested restricted stock, and options to acquire 15,800 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(13)
Consists of 32,649 shares of j2 Global common stock, including 32,650 shares of unvested restricted stock, and options to acquire 80,600 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(14)
Consists of 2,677,801 shares of j2 Global common stock, including 380,818 shares of unvested restricted stock, and options to acquire 875,792 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

j2 Global is not aware of any arrangements, including any pledge by any person of j2 Global’s securities, the operation of which may at a subsequent date result in a change in control of j2 Global. j2 Global is not aware of any material proceedings to which any director, officer or affiliate of j2 Global, any owner of record or beneficially of more than five percent of j2 Global’s common stock or any associate to any such director, officer, affiliate or stockholder is a party adverse to j2 Global or any of its subsidiaries or has a material interest adverse to j2 Global or any of its subsidiaries.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires j2 Global’s officers (as defined in Rule 16a-1(f)), directors and persons who own more than 10% of a registered class of j2 Global’s equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish j2 Global with copies of all Section 16(a) forms they file. Based solely on j2 Global’s review of the copies of such forms received by j2 Global and written representations from certain reporting persons that they have complied with the relevant filing requirements, j2 Global believes that all filing requirements applicable to j2 Global’s officers, directors and 10% stockholders were complied with during the fiscal year ended December 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

The Compensation Committee of j2 Global’s Board of Directors:

•	administers j2 Global’s compensation programs, including its stock-based compensation plans;

•	recommends to the Board of Directors the compensation to be paid to j2 Global’s executives;

•	recommends to the Board of Directors changes to j2 Global’s compensation policies and benefit programs; and

•	otherwise seeks to ensure that j2 Global’s compensation philosophy is consistent with j2 Global’s best interests and is properly implemented.

The Compensation Committee currently is comprised of three non-employee directors whom the Board of Directors has determined are independent for purposes of Nasdaq Marketplace Rule 5605.

Compensation Philosophy and Objectives

j2 Global’s executive compensation program is designed to attract, retain and motivate j2 Global’s executive officers in a manner that is tied directly to achievement of j2 Global’s overall operating and financial goals, and thereby increase j2 Global’s overall equity value. The Compensation Committee reviews j2 Global’s compensation strategy annually. As part of this process, the Compensation Committee considers whether j2 Global’s current compensation programs should be modified and whether new programs or elements of compensation should be introduced in order to better meet j2 Global’s overall compensation objectives.

At j2 Global’s 2011 annual meeting of stockholders held on May 12, 2011, the Company held a stockholder advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay” vote. j2 Global’s stockholders overwhelmingly approved the compensation of the named executive officers, with over 99% of stockholder votes cast in favor of the Company’s say-on-pay proposal. The Compensation Committee believes this affirms stockholders’ support of the Company's approach to executive compensation and, as a result, the Compensation Committee decided to retain its general approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation for j2 Global’s executives consists of salary, an executive bonus program, a supplemental bonus program for the Chief Executive Officer and President beginning in 2010, stock option grants and restricted stock awards. j2 Global’s Compensation Committee has not adopted any formal policy for allocating compensation between long-term and short-term, between cash and non-cash or among different forms of non-cash compensation. Rather, the Compensation Committee assesses past performance and anticipated future contribution of each executive officer and recommends to the Board of Directors the total amount and mix of each element of compensation.

The Compensation Committee also considers the market compensation of similarly-situated executives at other companies and periodically purchases third-party compensation surveys or engages third-party compensation consultants to assist in providing comparative compensation data. In fiscal

2011, j2 Global engaged Pearl Meyer as its compensation consultant to review the Company’s executive compensation program. Among other things, Pearl Meyer prepared a report (the “Compensation Report”) that included compensation data by job function for the following 14 companies of roughly similar size and industry to j2 Global: Cbeyond, Inc., Constant Contact Inc, Digital River, Inc., Earthlink Inc., IntraLinks Holdings Inc, LogMeIn Inc, Neustar, Inc., NIC Inc, Premiere Global Services, Inc., Rackspace Hosting Inc, RightNow Technologies, Inc., United Online Inc, ValueClick, Inc. and Websense, Inc.

In setting compensation for any given year, the Compensation Committee generally does not consider the amount of compensation from prior periods or amounts realizable from prior compensation.

j2 Global’s compensation objective is to link compensation to improvements in corporate performance and increase in stockholder value. j2 Global’s executive compensation program goals include the following:

•
to establish pay levels that attract, retain and motivate highly qualified executive officers, while considering the overall market competitiveness for such executive talent and balancing the relationship between total stockholder return and direct compensation;

•	to align executive officer remuneration with the interests of the stockholders;

•	to recognize superior individual performance;

•
to balance base and incentive compensation to complement j2 Global’s annual and longer-term business objectives and strategies and encourage the fulfillment of those objectives and strategies through executive officer performance; and

•	to provide compensation opportunities based on j2 Global’s performance.

Compensation Components

Executive compensation consists of the following elements:

Salary. Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to j2 Global and compensate them for their expected day-to-day performance. Base salaries are evaluated annually for all executive officers. In determining appropriate salary levels for the executive officers, the Compensation Committee considers, among other factors, the officer’s scope of responsibility, prior experience and past performance, and data on prevailing compensation levels in relevant markets for executive talent. The Compensation Committee generally targets executive salaries near the median percentile for comparable positions at comparable companies based upon third-party compensation survey information, including the Compensation Report. The Compensation Committee also considers various other factors, including Company performance and general economic conditions, among others.

Based on the factors described above, in July 2011 the Compensation Committee recommended, and the Board of Directors approved, the following increases to the base salaries of the named executive officers:

Name	Previous Base Salary	New Base Salary
Nehemia Zucker	$459,000	$559,000
R. Scott Turicchi	$375,000	$390,000
Kathleen Griggs	$280,000	$287,000
Jeffrey D. Adelman	$270,000	$280,000

Bonus. j2 Global has established an executive bonus program (the “Senior Management Bonus Program”) for awarding cash bonuses to j2 Global’s senior executives, including the named executive officers. Bonus guidelines under the Senior Management Bonus Program are established each year and are designed to encourage and reward senior management for (a) attaining company-wide financial goals, (b) improving the financial and operational health of j2 Global, and (c) meeting or exceeding individually defined goals and objectives for each executive. The Senior Management Bonus Program provides guidelines only as to payment of bonuses to executive program participants, is non-binding, and does not create any contract right between j2 Global and the participants.

The process for determining bonuses under the Senior Management Bonus Program begins with development of corporate financial targets. In addition, individual goals and objectives are set for each program participant except the Chief Executive Officer and the President, who bear ultimate responsibility for achievement of the corporate financial targets and the budget. Mr. Adelman’s individual goals and objectives included the following: effective oversight of mergers and acquisitions transactions, regulatory matters, litigation and intellectual property matters, and legal cost containment. Ms. Griggs’ individual goals and objectives for fiscal 2011 included the following: evaluate and implement process automations, reduce costs, expand billing and collections capabilities, evaluate investment alternatives and expand and streamline domestic and international finance capabilities. The financial objectives are generally in alignment with j2 Global’s budget for the year, which budget is used as a basis for j2 Global’s public disclosures regarding its expected annual financial performance. The individual goals and objectives are designed to help j2 Global achieve its financial goals. The corporate financial objectives and all individual goals and objectives are recommended by the Compensation Committee for approval by the Board of Directors.

Under the Senior Management Bonus Program established for fiscal 2011 (the “2011 Senior Management Bonus Plan”), j2 Global established a “bonus pool” based upon an aggregate of specified percentages of base salary of all eligible executives, ranging from 25% to 75%. For the Chief Executive Officer, the “target” bonus percentage was 75% of his base salary. For the President, the “target” bonus percentage was 50% of his base salary. For the Vice President, General Counsel and Secretary and for the Chief Financial Officer, the “target” bonus percentage was 35% of each of their respective base salaries. These percentages were determined based on the named executive officers’ relative level of responsibility, size and complexity of the job, past contributions to j2 Global’s performance and expected contributions to j2 Global’s future success, based on the executive’s articulated goals and objectives, as well as the market compensation of similarly-situated executives at other companies, as reflected in third-party compensation surveys including the Compensation Report. However, the Compensation Committee retained the discretion to award bonus percentages higher or lower than these targets based on the overall plan funding level and the Committee’s subjective assessment of each individual’s achievement of his or her individual goals and objectives, as applicable.

The 2011 Senior Management Bonus Plan provided that the bonus pool would be “funded” only if j2 Global achieved at least 95% of the budgeted fiscal 2011 operating income, net income and earnings per fully diluted share ($152.6 million, $108.9 million and $2.34 per share, respectively), exclusive of any benefit to earnings from prior periods (the “Threshold Earnings Targets”). Even if the Threshold Earnings Targets were achieved, the pool would be funded only if they were achieved in a manner consistent with j2 Global achieving other specified financial targets; specifically, revenue of $332.9 million, assuming ASC 718 expense of approximately $0.13 to $0.17 per diluted share and a tax rate of approximately 29% (the “Other Corporate Objectives”). Notwithstanding the achievement of the 2011 Senior Management Bonus Plan criteria, the Compensation Committee retained discretion to increase or decrease the funding of the bonus pool based on factors it deemed appropriate.

Under the 2011 Senior Management Bonus Plan, if the Threshold Earnings Targets were achieved in a manner consistent with the Other Corporate Objectives, the bonus pool would be funded based upon the operating income portion of the Threshold Earnings Targets (the “Operating Income Targets”). If the Operating Income Targets were achieved in a manner consistent with the Other Corporate Objectives, the bonus pool would be funded at 100%. If less than 95% of the Operating Income Targets were achieved, the bonus pool would not be funded at all. If 95% or more of the Operating Income Targets were achieved in a manner consistent with the Other Corporate Objectives, the bonus pool could be funded at between 50% and 150% of the target pool amount, or between $618,803 and $1,856,408, depending on the actual percentage of the Operating Income Targets achieved. The bonus pool was capped at 150% if more than 105% of the Operating Income Targets were achieved in a manner consistent with the Other Corporate Objectives.

Once the bonus pool was funded, individual bonuses were to be established by evaluating each executive’s relative contribution to the success of j2 Global as a whole, as well as his or her success in meeting his or her individual objectives. Individual bonus amounts were to be recommended by the Compensation Committee for approval by the Board of Directors.

On January 30, 2012, the Compensation Committee recommended for approval by the Board of Directors, and the Board of Directors approved, funding the pool established under the 2011 Senior Management Bonus Plan at the 130% level based upon the program formula. On March 2, 2012, the Compensation Committee recommended for approval by the Board of Directors, and the Board of Directors approved, awarding the following bonuses from such pool to the named executive officers: Nehemia Zucker – $540,000; R. Scott Turicchi – $271,000; Jeffrey D. Adelman – $126,000; Kathleen M. Griggs – $65,000. The bonus levels for Messrs. Zucker and Turicchi were based on the overall financial performance of j2 Global for 2011. The bonus levels for Mr. Adelman and Ms. Griggs were based on an assessment of their satisfaction of their individual goals and objectives.

In addition to the Senior Management Bonus Program described above, the Chief Executive Officer and President also participate in a Supplemental Deferred Compensation Bonus Program (the “Supplemental Plan”). The Supplemental Plan is designed to further incentivize the most senior executives, who are ultimately responsible for j2 Global’s performance, to achieve j2 Global’s financial goals and improve its financial and operational health. The Supplemental Plan was adopted in recognition of the increased level of responsibility that the participants have assumed in light of the continued growth of j2 Global, and the increased expectations of these executives to continue to innovate and grow and promote j2 Global’s vision. Under the Supplemental Plan the Chief Executive Officer and President are eligible to receive an additional 37.5% and 25% of their base salary, respectively, in any year in which the Senior Management Bonus Plan is funded at the 90% or better threshold.

Awards under the Supplemental Plan are determined on the date on which the level of funding of the Senior Management Bonus Plan is determined (the “Determination Date”), and are paid out in three equal annual installments on the first, second and third anniversary of the applicable Determination Date. Payments are made only if the recipients are active employees of the Company on the date of distribution. Notwithstanding the achievement of the funding criteria under the Supplemental Plan, the Compensation Committee and Board of Directors reserve the right to increase or decrease the amount payable under the Supplemental Plan as they deem appropriate under the circumstances.

On February 20, 2012, Nehemia Zucker and R. Scott Turicchi were each paid the first of three equal annual installments of $57,375 and $31,250, respectively, in connection with the 2010 Senior Management Bonus Plan being funded at the 100% level on January 31, 2011. Upon approval by the Board of Directors to fund the 2011 Senior Management Bonus Plan at the 130% level, the Supplemental Plan was also automatically funded in accordance with its terms, and the participants received the following supplemental bonuses, to be paid in three equal annual installments commencing on January 30, 2013: Nehemia Zucker – $209,625 and R. Scott Turicchi – $97,500.

j2 Global does not currently have any policy regarding the adjustment or recovery of awards under the bonus program in the event that the Company’s financial statements are later restated or adjusted. In July 2010, Congress adopted the Dodd Frank Wall Street Reform and Consumer Protection Act. As part of this legislation, Congress has commissioned the SEC to issue rules requiring that all public companies adopt a policy whereby, in the event of a restatement, the company will recover from current and former executives, for the three years preceding the restatement, any incentive-based compensation that would not have been awarded under the restated financial statements. The SEC has not yet adopted such rules. Upon their adoption, j2 Global will consider and adopt a policy that complies with the new requirements and, as necessary, enter into appropriate agreements with the employees covered by any such policy.

Stock-Based Compensation. Stock-based compensation awards, including stock options, restricted stock, stock appreciation rights, restricted stock units and performance shares, are designed to align the interests of executives and employees with the long-term interests of the stockholders. j2 Global approves stock-based compensation awards subject to vesting periods to retain executives and employees and encourage sustained contributions. To date, j2 Global has only awarded stock-based compensation in the form of stock options, restricted stock and restricted stock units because it believes that these forms of compensation are most likely to retain and incentivize the employees to improve stockholder value. j2 Global does not follow a practice of making annual stock-based compensation awards. Rather, it has historically made these awards every three to five years based upon individual performance and the amount of previously approved awards that have not yet vested.

In general, the Compensation Committee determines the appropriate size of stock-based compensation awards by evaluating the relative importance of the contributions of each executive and the expected future value of each award over the vesting period. The Compensation Committee also takes into account from time to time information provided by third-party compensation surveys that provide market compensation data of similarly-situated executives at similar companies. This process is designed to achieve the proper balance between incentivizing and retaining the services of our executive officers and other key employees, while continuing to preserve stockholder value. In striking this balance, the Compensation Committee has determined to issue stock options with a vesting period of five years, with a pro rata portion vesting on each anniversary of the grant date. The exercise price of options is the closing market price on the date of grant. The Compensation Committee has determined to set the typical vesting period of restricted stock and restricted stock unit awards at five years, vesting on the following graduated schedule on each anniversary of the date of award: 10% on the first anniversary, 15% on the second anniversary, 20% on the third anniversary, 25% on the fourth anniversary and 30% on the fifth anniversary.

The Compensation Committee did not make any stock-based compensation awards to its named executive officers in fiscal 2011, in accordance with its compensation practices.

Employee Stock Purchase Plan. j2 Global offers all of its employees, including j2 Global’s executive officers, the opportunity to purchase j2 Global’s common stock through a tax-qualified employee stock purchase plan (“ESPP”). Under the ESPP, eligible employees can withhold up to 15% of their earnings, up to certain maximums, to be used to purchase shares of j2 Global’s common stock at certain plan-defined dates. The price of j2 Global common stock purchased under the ESPP for the offering periods is equal to 95% of its fair value at the end of the offering period.

Other Compensation. j2 Global’s executive officers are entitled to participate in j2 Global’s health, vision, dental, life and disability insurance plans, and j2 Global’s tax-qualified 401(k) plan, to the same extent as j2 Global’s other employees. Participants in the 401(k) plan are eligible to receive an annual company match up to $500, which vests over a three-year period. In addition, j2 Global pays a higher portion of employer contributions toward premiums for executives who participate in the health, vision and dental plans.

Change in Control and Severance Arrangements. j2 Global has not provided change of control or severance arrangements to any of its executive officers, except Mr. Zucker. Mr. Zucker has an employment agreement which has no specified term and is terminable at will by either party, but provides for severance payments equal to six months’ salary in the event of a termination by j2 Global without cause. Under Mr. Zucker’s employment agreement, “cause” means (i) any act or failure to act, done or omitted in bad faith, (ii) persistent unavailability for service, habitual neglect, material misconduct (after notice and a reasonable opportunity to cure) or dishonesty, or (iii) conviction of a felony (other than ordinary traffic violations or similar minor offenses). If Mr. Zucker had been terminated without cause on December 31, 2011, he would have been entitled to receive $279,500.

In addition, in the event of a change of control of j2 Global, each option granted under the 2007 Stock Plan will become immediately exercisable in full and all outstanding restrictions on each share of restricted stock and each restricted stock unit awarded under the 2007 Stock Plan will immediately be canceled in full, in each case unless the Board of Directors determines that the holder has been offered substantially identical replacement options,  shares of restricted stock or restricted stock units, as the case may be, and a comparable position at the acquiring company.

Summary

After its review of all existing programs, consideration of current market and competitive conditions and alignment with j2 Global’s overall compensation objectives and philosophy, the Compensation Committee believes that the total compensation program for j2 Global’s executive officers is focused on increasing value for stockholders and enhancing j2 Global’s performance. The Compensation Committee currently believes that, although it does not target a specific percentage as being incentive compensation, a significant portion of compensation of executive officers is properly tied to stock appreciation or stockholder value through stock-based compensation awards and annual cash incentive bonus measures. j2 Global’s Compensation Committee believes that its executive compensation levels are competitive with the compensation programs offered by other corporations with which it competes for executive talent.

Notwithstanding anything to the contrary set forth in any of j2 Global’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

COMPENSATION COMMITTEE REPORT

Management of j2 Global has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Compensation Committee of the Board of Directors has reviewed and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for j2 Global’s 2012 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of
the Board of Directors,

Michael P. Schulhof, Chairman
Douglas Y. Bech
Robert J. Cresci

COMPENSATION RISK

The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including executive and non-executive officers, and determined that j2 Global’s compensation programs do not give rise to risks reasonably likely to have a material adverse effect on the Company. The Committee noted several design features of j2 Global’s cash and equity incentive programs for all executive officers in particular that reduce the likelihood of excessive risk-taking and instead encourage behaviors that support sustainable value creation:

•	The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics (revenue, earnings, and total stockholder return).

•	There is a significant weighting towards long-term incentive compensation that discourages short-term risk taking.

•	Goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation.

•
Maximum funding level of the Senior Management Bonus Program is capped at 150 percent of target, and the Supplemental Plan is capped at 37.5% of base salary for the Chief Executive Officer and 25% of base salary for the President.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Bech, Cresci and Schulhof. j2 Global has no interlocking relationships or other transactions involving any of its Compensation Committee members that are required to be reported pursuant to applicable SEC rules. No member of the Compensation Committee has ever been an officer or employee of j2 Global.

Summary Compensation Table

The table below summarizes the total compensation earned by each of the named executive officers in 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nehemia Zucker	2009	$459,000	–	$2,664,450	$1,470,950	$516,375	–	$272,526	$5,383,301
Chief Executive Officer	2010	$459,000	–	–	–	$541,125	–	$ 15,713	$1,015,838
	2011	$509,000	–	–	–	$597,375	–	$ 17,674	$1,124,049

Scott Turicchi	2009	$375,000	–	$1,719,000	$949,000	$281,250	–	$ 13,728	$3,337,978
President	2010	$375,000	–	–	–	$294,750	–	$ 15,713	$ 685,463
	2011	$382,500	–	–	–	$302,250	–	$ 17,674	$ 702,424

Jeffrey D. Adelman	2009	$270,000	–	$ 739,170	$408,070	$128,000	–	$243,531	$1,788,771
Vice President, General	2010	$270,000	–	–	–	$ 92,500	–	$ 15,713	$ 378,213
Counsel & Secretary	2011	$275,000	–	–	–	$126,000	–	$ 17,674	$ 418,674

Kathleen M. Griggs	2009	$270,000	–	$ 739,170	$408,070	$145,000	–	$ 7,140	$1,569,380
Chief Financial Officer	2010	$273,750	–	–	–	$101,000	–	$ 8,096	$ 382,846
	2011	$276,404	–	–	–	$ 65,000	–	$ 9,074	$ 350,478
________________

(1)
These amounts represent the grant date fair value under ASC 718 for restricted stock awards and stock options granted in 2009. The ASC 718 value as of the grant date for stock awards and stock options is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the ASC 718 amount will ever be realized. Assumptions used in the calculation of these amounts for awards granted in 2009 are included in Note 11, “Stock Options and Employee Stock Purchase Plan” to the audited financial statements for the fiscal year ended December 31, 2009, included in j2 Global’s Annual Report on Form 10-K filed with the SEC on February 23, 2010.

(2)	Amounts reported in this column represent compensation earned in the year in which they were reported and were paid in the following fiscal year.

All Other Compensation

The following table and related footnotes describe each component of the column entitled “All Other Compensation” in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)		Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments/ Accruals(7) ($)	Change in Control Payments / Accruals ($)	Other		Total ($)
Nehemia	2009	–	–	$13,228	(1)	$500	–	–	$258,798	(8)	$272,526
Zucker	2010	–	–	$15,213	(2)	$500	–	–	–		$ 15,713
	2011	–	–	$17,174	(3)	$500	–	–	–		$ 17,674

R. Scott	2009	–	–	$13,228	(1)	$500	–	–	–		$ 13,728
Turicchi	2010	–	–	$15,213	(2)	$500	–	–	–		$ 15,713
	2011	–	–	$17,174	(3)	$500	–	–	–		$ 17,674

Jeffrey D.	2009	–	–	$13,228	(1)	$500	–	–	$229,803	(8)	$243,531
Adelman	2010	–	–	$15,213	(2)	$500	–	–	–		$ 15,713
	2011	–	–	$17,174	(3)	$500	–	–	–		$ 17,674

Kathleen M.	2009	–	–	$ 6,640	(4)	$500	–	–	–		$ 7,140
Griggs	2010	–	–	$ 7,596	(5)	$500	–	–	–		$ 8,096
	2011	–	–	$ 8,574	(6)	$500	–	–	–		$ 9,074
________________

(1)	Consists of $13,190 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(2)	Consists of $15,175 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(3)	Consists of $17,136 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(4)	Consists of $6,602 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(5)	Consists of $7,558 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(6)	Consists of $8,536 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(7)	Mr. Zucker has a severance agreement with j2 Global pursuant to which he is entitled to receive severance payments equal to six months’ salary in the event of a termination by j2 Global without cause.

(8)
Represents reimbursement for taxes owed under Section 409A of the Internal Revenue Code, grossed up for federal and state income taxes. The Company does not anticipate making any additional payments for reimbursement of taxes in the future.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Nehemia Zucker	6/8/2011(1)	209,625(3)	419,250	628,875	–	–	–	–	–	–	–
	(2)	–	209,625	–

R. Scott Turicchi	6/8/2011(1)	97,500(3)	195,000	292,500	–	–	–	–	–	–	–
	(2)	–	97,500	–

Jeffrey D. Adelman	6/8/2011(1)	49,000(3)	98,000	147,000	–	–	–	–	–	–	–

Kathleen M. Griggs	6/8/2011(1)	50,225(3)	100,450	150,675	–	–	–	–	–	–	–

________________

(1)
These amounts were calculated based on each named executive officer’s contribution to the bonus pool under the Senior Management Bonus Program. Although these amounts serve as a baseline for individual bonus awards, individual bonuses are granted at the discretion of the Compensation Committee in accordance with the methodology outlined under “Compensation Discussion and Analysis – Bonus” above.

(2)	Represents potential bonuses payable under the Supplemental Plan discussed under “Compensation Discussion and Analysis – Bonus” above.

(3)
The Senior Management Bonus Program is only funded if at least 95% of the Threshold Earnings Targets were achieved in a manner consistent with the Other Corporate Objectives, as more fully described in the “Compensation Discussion and Analysis – Bonus” above. If less than 95% of the Operating Income Targets were achieved, the bonus pool would not be funded at all and the named executive officers would not receive any bonus under the Senior Management Bonus Program.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options and restricted stock by the named executive officers at December 31, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable

Nehemia Zucker	12,000	3,000	–	$32.45	8/3/2017	(2)	117,750	(5)	$3,313,485	–	–
	–	93,000	–	$17.19	3/5/2019	(3)	–		–	–	–

R. Scott Turicchi	9,600	2,400	–	$32.45	8/3/2017	(2)	76,200	(6)	$2,144,268	–	–
	–	60,000	–	$17.19	3/5/2019	(3)	–		–	–	–

Jeffrey D.	7,200	1,800	–	$32.45	8/3/2017	(2)	33,150	(7)	$ 932,841	–	–
Adelman	–	25,800	–	$17.19	3/5/2019	(3)	–		–	–	–

Kathleen M.	72,000	18,000	–	$33.51	6/15/2017	(4)	41,250	(8)	$1,160,775	–	–
Griggs	–	25,800	–	$17.19	3/5/2019	(3)	–		–	–	–

________________

(1)
The market value is determined by multiplying the number of shares by $28.14, the closing trading price of j2 Global common stock on the Nasdaq Global Select Market on December 30, 2011, the last trading day of the fiscal year.

(2)
The option was granted on August 3, 2007. The option vests and becomes exercisable in five equal annual installments. The first installment vested on August 3, 2008. The option will become fully vested on August 3, 2012.

(3)
The option was granted on March 5, 2009. The option vests and becomes exercisable in five equal annual installments. The first installment vested on March 5, 2010. The option will become fully vested on March 5, 2014.

(4)
The option was granted on June 15, 2007. The option vests and becomes exercisable in five equal annual installments. The first installment vested on June 15, 2008. The option will become fully vested on June 15, 2012.

(5)
Consists of the following restricted stock awards: (a) 5,000 restricted shares of j2 Global common stock granted on August 3, 2007, with the following vesting schedule: 10% on August 3, 2008, 15% on August 3, 2009, 20% on August 3, 2010, 25% on August 3, 2011, and 30% on August 3, 2012; and (b) 155,000 restricted shares of j2 Global common stock granted on March 5, 2009, with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013, and 30% on March 5, 2014.

(6)
Consists of the following restricted stock awards: (a) 4,000 restricted shares of j2 Global common stock granted on August 3, 2007, with the following vesting schedule: 10% on August 3, 2008, 15% on August 3, 2009, 20% on August 3, 2010, 25% on August 3, 2011, and 30% on August 3, 2012; and (b) 100,000 restricted shares of j2 Global common stock granted on March 5, 2009, with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013, and 30% on March 5, 2014.

(7)
Consists of the following restricted stock awards: (a) 3,000 restricted shares of j2 Global common stock granted on August 3, 2007, with the following vesting schedule: 10% on August 3, 2008, 15% on August 3, 2009, 20% on August 3, 2010, 25% on August 3, 2011, and 30% on August 3, 2012; and (b) 43,000 restricted shares of j2 Global common stock granted on March 5, 2009, with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013, and 30% on March 5, 2014.

(8)
Consists of the following restricted stock awards: (a) 30,000 restricted shares of j2 Global common stock granted on June 15, 2007, with the following vesting schedule: 10% on June 15, 2008, 15% on June 15, 2009, 20% on June 15, 2010, 25% on June 15, 2011, and 30% on August 3, 2012; and (b) 43,000 restricted shares of j2 Global common stock granted on March 5, 2009, with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013, and 30% on March 5, 2014.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and vested stock awards by j2 Global’s executive officers during the fiscal year ended December 31, 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Nehemia Zucker	31,000	$ 419,354	24,500	$721,633

R. Scott Turicchi	383,000	$6,033,063	16,000	$471,430

Jeffrey D. Adelman	8,600	$ 110,073	7,200	$212,405

Kathleen M. Griggs	8,600	$ 106,572	13,950	$401,195

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, regarding shares outstanding and available for issuance under j2 Global’s existing stock option plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,087,695(1)	$20.99	3,688,488(2)
Equity compensation plans not approved by security holders	—	—	—

________________

(1)	Consists of shares issued upon exercise of stock options under the Second Amended and Restated 1997 Stock Option Plan and the 2007 Stock Plan.

(2)
Of these, as of December 31, 2011, 2,037,090 shares remained available for grant under the 2007 Stock Plan and 1,651,398 shares remained available for grant under the 2001 Employee Stock Purchase Plan. The Second Amended and Restated 1997 Stock Option Plan terminated on October 24, 2007, and no additional shares were available for grant under that plan after the termination date.

Potential Payments Upon Termination or Change in Control

j2 Global has not provided change of control or severance arrangements to any of its executive officers, except Mr. Zucker. Mr. Zucker has an employment agreement which has no specified term and is terminable at will by either party. The agreement provides for severance payments equal to six months’ salary in the event of a termination by j2 Global without cause. Under Mr. Zucker’s employment agreement, “cause” means (i) any act or failure to act, done or omitted in bad faith, (ii) persistent unavailability for service, habitual neglect, material misconduct (after notice and a reasonable opportunity to cure) or dishonesty, or (iii) conviction of a felony (other than ordinary traffic violations or similar minor offenses). If Mr. Zucker had been terminated without cause on December 31, 2011, he would have been entitled to receive $279,500.

In the event of a change of control of j2 Global, each option granted under the Second Amended and Restated 1997 Stock Option Plan or the 2007 Stock Plan will become immediately vested and exercisable in full and all outstanding restrictions on each share of restricted stock and each restricted stock unit shall immediately be canceled in full unless the Board of Directors determines that the holder has been offered substantially identical replacement options, replacement shares of restricted stock or replacement restricted stock units, as the case may be, and a comparable position at the acquiring company.

As of December 31, 2011, the named executive officers would have realized the following gains from the acceleration of unvested stock options, measured by the difference between the closing price of j2 Global common stock on the Nasdaq Global Select Market on December 30, 2011, or $28.14, and the option grant price, multiplied by the number of options that remain subject to vesting: Nehemia Zucker – $1,018,350; R. Scott Turicchi – $657,000; Jeffrey D. Adelman – $282,510 and Kathleen M. Griggs – $282,510.

In addition, the named executive officers would have realized the following gains from the acceleration of unvested restricted stock, measured by multiplying the number of unvested restricted shares by the closing price of j2 Global common stock on the Nasdaq Global Select Market on December 30, 2011, or $28.14: Nehemia Zucker – $3,313,485; R. Scott Turicchi – $2,144,268; Jeffrey D. Adelman – $932,841 and Kathleen M. Griggs – $1,160,775.

Notwithstanding anything to the contrary set forth in any of j2 Global’s filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

j2 Global’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. SingerLewak LLP, j2 Global’s independent auditor for 2011, was responsible for expressing opinions on the conformity of j2 Global’s 2011 audited financial statements with generally accepted accounting principles and on the effectiveness of j2 Global’s internal control over financial reporting as of December 31, 2011. The Audit Committee reviewed j2 Global’s financial reporting process on behalf of the Board of Directors. As part of this review for fiscal 2011, the Audit Committee met privately with SingerLewak and j2 Global’s internal auditors to discuss the Company’s financial statements and disclosures, accounting policies and their application, internal controls over financial reporting, and other matters of importance to the Audit Committee, SingerLewak or the internal auditors.

In this context, the Audit Committee reviewed and discussed with management and SingerLewak the audited financial statements for the year ended December 31, 2011, j2 Global’s internal control over financial reporting and SingerLewak’s evaluation of j2 Global’s internal control over financial reporting. The Audit Committee discussed with SingerLewak the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from SingerLewak required by applicable requirements of the Public Company Accounting Oversight Board regarding SingerLewak’s communications with the Audit Committee concerning independence, and has discussed with SingerLewak that firm’s independence. The Audit Committee concluded that SingerLewak’s provision of audit and non-audit services to j2 Global and its affiliates through December 31, 2011, was compatible with SingerLewak’s independence.

Based on the considerations referred to above, the Audit Committee recommended to j2 Global’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2011, be included in j2 Global’s Annual Report on Form 10-K for 2011.

Submitted by the Audit Committee of
j2 Global’s Board of Directors,

Robert J. Cresci, Chairman
W. Brian Kretzmer
Stephen Ross

INFORMATION ABOUT j2 GLOBAL’S AUDITORS

Audit Fees

SingerLewak served as j2 Global’s independent auditors for fiscal 2011. The fees billed to j2 Global by SingerLewak for services rendered relating to fiscal 2011 and 2010 are set forth below.

	2011		2010
Audit Fees	$899,365	(a)	$819,307	(a)
Audit-Related Fees	12,000	(b)	12,000	(b)
Tax Fees	—	(c)	25,024	(c)
All Other Fees	—		—
Total	$911,365		$856,331

________________

(a)	Includes professional services rendered in connection with the annual audit and quarterly reviews of the financial statements.

(b)	Includes fees for services related to the benefit plan audit.

(c)	Includes fees for services related to an enterprise zone study and other tax-related discussions.

Availability of Representatives of Independent Accountant at the Annual Meeting

Representatives of SingerLewak are expected to be present at the Annual Meeting, and will have the opportunity to make a statement at the meeting if they desire to do so. In addition, they are expected to be available at the meeting to respond to appropriate questions.

Pre-Approval Procedure for Services

The Audit Committee pre-approves all audit and non-audit services. Requests for the independent auditors to provide any services to j2 Global must be submitted to the Audit Committee by both the independent auditors and the Chief Financial Officer and must be pre-approved. The Audit Committee may delegate pre-approval authority to one or more of its members.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

j2 Global has adopted a written policy requiring disclosure by certain employees, including all executive officers, of all transactions involving j2 Global, if the employee or a family member, significant other, employer or close associate will receive a benefit or gain. All such transactions are reviewed by the Chief Executive Officer and/or President and/or the Board of Directors, as appropriate. The employee with an interest in the transaction may be asked to recuse himself or herself from any discussion and/or final decision relating to the transaction and/or any oversight of any ongoing relationship associated with such transaction.

Any proposed transactions requiring disclosure as discussed above may only proceed or continue if j2 Global determines that it will realize at least the same business advantage from the transaction as it would from operating at arms-length with any third party or, alternatively, that the transaction does not represent an actual conflict of interest.

In addition, j2 Global’s Board of Directors has a policy that all transactions between a Board member and j2 Global be approved by a majority of members of the Board of Directors with the interested Board member recusing himself from such vote.

CERTAIN TRANSACTIONS

Consulting Agreements

j2 Global has entered into the following consulting agreements with directors, officers and beneficial owners of more than five percent (5%) of j2 Global’s common stock:

Richard S. Ressler’s services as Chairman of the Board are provided pursuant to a consulting arrangement with Orchard Capital, a company controlled by Mr. Ressler. Under this consulting arrangement, which runs for consecutive six-month terms, Orchard Capital receives compensation of $23,000 per month. The agreement is terminable by either party by written notice delivered at least 30 days prior to commencement of the next six-month term.

Effective October 1, 2008, j2 Global entered into a Consultancy Agreement with Mr. Rieley, pursuant to which Mr. Rieley assists in developing and implementing public relations programs for j2 Global. The Consultancy Agreement has a one-year term and automatically renews for successive one-year terms unless terminated by either party at any time and for any reason. Under the Consultancy Agreement, Mr. Rieley receives annual compensation of $60,000, payable monthly in advance, and, in the event that j2 Global requests that Mr. Rieley work more than 20 hours in any calendar month, an additional $500 for each hour that Mr. Rieley works in excess of 20 hours in such month.

Office Lease

Until the fourth quarter of 2011, the Company leased its headquarters office from CIM/Hollywood, LLC (“CIM”), a limited liability company indirectly controlled by j2 Global’s Chairman of the Board, Richard S. Ressler. For fiscal years 2011, 2010 and 2009, j2 Global paid $1.2 million, $1.2 million and $1.1 million, respectively, in rent to CIM. CIM sold its interest in the Company’s headquarters to a third-party during the fourth quarter 2011.

j2 Global believes that the transactions described above were made on terms no less favorable than could have been obtained from third parties. All transactions were negotiated at arms’ length. j2 Global intends to have all future transactions between j2 Global and certain of its employees, its directors and affiliates approved by the Chief Executive Officer, President or a majority of disinterested members of j2 Global’s Board of Directors or one of its committees, as appropriate, in each case in accordance with its policies described above and in a manner consistent with Nasdaq listing standards, Delaware law and the fiduciary duties of j2 Global’s directors.

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

Under Rule 14a-8 of the Exchange Act, certain stockholder proposals may be eligible for inclusion in j2 Global’s proxy statement and form of proxy. The date by which stockholder proposals must be received by j2 Global so that they may be considered for inclusion in the proxy statement and form of proxy for j2 Global’s 2013 Annual Meeting of Stockholders is December 8, 2012 (or if the date of the next j2 Global annual meeting of stockholders is changed by more than 30 days from the date of the Annual Meeting, a reasonable time before j2 Global begins to print and mail its proxy materials). Assuming j2 Global holds the 2013 Annual Meeting of Stockholders on the anniversary of the Annual Meeting, stockholder proposals which a stockholder does not seek to include in the proxy statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act must be received by j2 Global no earlier than February 9, 2013 and no later than March 11, 2013 (unless there are fewer than 70 days between the date the next annual meeting is announced and the date it is held, in which case such advance notice must be given not more than 10 days after the date of the announcement).

Notice of a stockholder’s intent to nominate candidates for election as directors must be submitted within the deadline for submission of stockholder proposals. Stockholder proposals or notices of intent to nominate candidates for election as directors should be submitted to j2 Global, Inc. at its principal executive offices at 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028.

COST OF ANNUAL MEETING AND PROXY SOLICITATION

j2 Global is paying the expenses of this solicitation. j2 Global also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, the directors, officers and employees may solicit proxies in person or by telephone, fax, email or similar means.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified j2 Global of their desire to receive multiple copies of the proxy statement.

j2 Global will promptly deliver, upon oral or written request, a separate copy of the proxy statement, or annual reports and proxy statements in the future, to any stockholder residing at an address to which only one copy was mailed. Additionally, stockholders sharing an address may request delivery of a single copy of annual reports and proxy statements if they are receiving multiple copies of such documents. All such requests should be directed to j2 Global’s Secretary, 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028, (323) 860-9200.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or, for stockholders who own j2 Global stock through a bank or broker that provides for voting by telephone or over the Internet, submit voting instructions by telephone or the Internet.

The form of proxy and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

By Order of the Board of Directors,

/s/ Richard S. Ressler

Richard S. Ressler
Chairman of the Board

Los Angeles, California
Dated: April 6, 2012

j2 GLOBAL, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED DIRECTOR NOMINEES, AND FOR PROPOSALS 2, 3 AND 4

1.	To elect six directors to serve the ensuing year and until their successors are elected.

01	Douglas Y. Bech	☐FOR	☐ WITHHOLD
02	Robert J. Cresci	☐FOR	☐ WITHHOLD
03	W. Brian Kretzmer	☐FOR	☐ WITHHOLD
04	Richard S. Ressler	☐FOR	☐ WITHHOLD
05	Stephen Ross	☐FOR	☐ WITHHOLD
06	Michael P. Schulhof	☐FOR	☐ WITHHOLD

2.	To ratify the appointment of SingerLewak LLP to serve as the Company's independent auditors for fiscal 2012.

☐FOR	☐AGAINST	☐ABSTAIN

3.	To approve, in an advisory vote, the compensation of the named executive officers.

☐FOR	☐ AGAINST	☐ABSTAIN

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

☐FOR	☐AGAINST	☐ABSTAIN

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, each person should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – j2 GLOBAL, INC.

ANNUAL MEETING OF STOCKHOLDERS - MAY 10, 2012
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of j2 Global, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 6, 2012, and hereby appoint(s) Nehemia Zucker, R. Scott Turicchi, and Jeffrey D. Adelman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of j2 Global, Inc., to be held May 10, 2012, at 10:00 a.m., local time, at the Renaissance Hollywood Hotel, 1755 N. Highland Avenue, Los Angeles, California 90028, and at any continuation or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE APPROVAL OF ALL PROPOSALS SET OUT ON THE REVERSE SIDE, INCLUDING FOR THE ELECTION OF THE NOMINEES TO BE DIRECTORS OF j2 GLOBAL, FOR THE RATIFICATION OF THE APPOINTMENT OF SINGERLEWAK LLP TO SERVE AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2012, FOR APPROVAL OF AN ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY CONTINUATION OR ADJOURNMENT THEREOF.

Please date, sign and mail your proxy card back as soon as possible.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

C	Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.